SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                             JAVELIN PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)
_______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 20, 2006

Dear Stockholder:

On behalf of the Board of Directors, I invite you to attend our 2006 Annual Meeting of Stockholders. We hope you can join us. The annual meeting will be held:

At:     Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive, 3rd Floor
Cambridge, MA

On:     July 20, 2006

Time:    10:00 a.m., local time

The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2005 Annual Report accompany this letter.

At the Annual Meeting, we will report on important activities and accomplishments of the Company and review the Company’s financial performance and business operations. You will have an opportunity to ask questions and gain an up-to-date perspective on your Company. You will also have an opportunity to meet your directors and other key executives of the Company.

As discussed in the enclosed Proxy Statement, the Annual Meeting will also be devoted to the election of four directors, amendments of our Certificate of Incorporation and our 2005 Incentive Stock Ownership Plan and consideration of any other business matters properly brought before the Annual Meeting.

We know that many of our stockholders will be unable to attend the Annual Meeting. We are soliciting proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the stockholders at the Annual Meeting. Whether or not you plan to attend, please take the time now to read the proxy statement and vote and submit your proxy by signing, dating and returning your proxy card promptly in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised. Regardless of the number of Javelin shares you own, your presence in person or by proxy is important for quorum purposes and your vote is important for proper corporate action.

Thank you for your continuing interest in Javelin. We look forward to seeing you at our Annual Meeting.

If you have any questions about the Proxy Statement, please contact David Bernstein, Corporate Secretary, at (617) 349-4500.

Sincerely,

Daniel B. Carr, MD
Chief Executive Officer and
Chief Medical Officer

JAVELIN PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JULY 20, 2006

To the Stockholders of JAVELIN PHARMACEUTICALS, INC:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held on Thursday, July 20, 2006 at 10:00 a.m., local time, at our offices at 125 CambridgePark Drive, Cambridge, Massachusetts, for the following purposes:

1.	electing Neil W. Flanzraich, Peter M. Kash and Douglas G. Watson, Class I directors, as directors for a three-year term, and Martin J. Driscoll, Class III director, as a director for a two-year term,

2.	amending our Certificate of Incorporation to increase the authorized Common Stock to 200,000,000 shares,

3.	amending our 2005 Omnibus Stock Incentive Plan to increase the shares available for issuance thereunder to 7,500,000 shares and

4.	conducting other business if properly raised at the Meeting or any adjournment.

Only stockholders of record at the close of business on June 16, 2006 are entitled to notice and to vote at the Meeting and any adjournment.

You are cordially invited to attend the Meeting.

A Proxy Statement describing the matters to be considered at the Meeting is attached to this Notice. Our 2005 Annual Report accompanies this Notice, but it is not deemed to be part of the Proxy Statement.

By Order of the Board of Directors,

David B. Bernstein
Secretary

June 20, 2006

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE PRESENTED TO THE MEETING, ARE URGED TO REVIEW THE ATTACHED PROXY STATEMENT AND THEN COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID, ADDRESSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

JAVELIN PHARMACEUTICALS, INC.
125 CambridgePark Drive
Cambridge, MA 02140
__________

PROXY STATEMENT
__________

INTRODUCTION

This Proxy Statement and the accompanying proxy are being furnished with respect to the solicitation of proxies by the Board of Directors of Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “Javelin” or “we”), for the 2006 Annual Meeting of Shareholders (the “Meeting”). The Meeting is to be held at 10:00 a.m., local time, on Thursday, July 20, 2006, and at any adjournment or adjournments thereof, at our offices at 125 CambridgePark Drive, Cambridge, Massachusetts.

The approximate date on which the Proxy Statement and form of proxy are intended to be sent or given to stockholders is June 23, 2006.

The purposes of the Meeting are to seek stockholder approval of three proposals: (i) electing four directors to the Board, (ii) amending our Certificate of Incorporation to increase the authorized shares of Common Stock from 100,000,000 to 200,000,000 shares and (iii) amending our 2005 Omnibus Stock Incentive Plan to increase the shares available for issuance from 5,000,000 to 7,500,000 shares.

We will bear the expense of solicitation of proxies for the Meeting, including the printing and mailing of this Proxy Statement. We may request persons, and reimburse them for their expenses with respect thereto, who hold shares in their name or custody or in the names of nominees for others to forward copies of such materials to those persons for whom they hold Common Stock and to request authority for the execution of the proxies. We also may retain a proxy solicitation firm to assist in the forwarding of the proxy material and the retrieval of proxies, for which we would bear fees of up to $7,500, plus expenses. In addition, some of our officers, directors and employees, without additional compensation, may solicit proxies on behalf of the Board of Directors personally or by mail, telephone or facsimile.

A representative of PricewaterhouseCoopers, LLP, our independent public accountants, is expected to be present at the Meeting. He will have an opportunity to make a statement if he so desires, and will be available to respond to appropriate questions from our stockholders.

VOTING SECURITIES, VOTING AND PROXIES

Record Date

Only stockholders of record of our common stock, $.001 par value (the “Common Stock”), as of the close of business on June 16, 2006 (the “Record Date”) are entitled to notice and to vote at the Meeting and any adjournment or adjournments thereof.

A list of stockholders entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting, during office hours at the executive offices of the Company at 125 CambridgePark Drive, Cambridge, MA, by contacting the Secretary of the Company.

Voting Stock

As of the Record Date, we had issued and outstanding 40,404,977 shares of Common Stock. Each holder of Common Stock on the Record Date is entitled to one vote for each share then held on all matters to be voted at the Meeting. No other class of voting securities was then outstanding.

Quorum

The presence at the Meeting of a majority of the outstanding shares of Common Stock as of the Record Date, in person or by proxy, is required for a quorum. Should you submit a proxy, even though you abstain as to one or more proposals, or you are present in person at the Meeting, your shares shall be counted for the purpose of determining if a quorum is present.

Broker “non-votes” are included for the purposes of determining whether a quorum of shares is present at the Meeting. A broker “non-vote” occurs when a nominee holder, such as a brokerage firm, bank or trust company, holding shares of record for a beneficial owner does not vote on a particular proposal because the nominee holder does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Voting

For the election of directors, the four nominees receiving the highest number of affirmative “FOR” votes cast at the Meeting will be elected as directors. Neither abstentions nor broker “non-votes” will affect the outcome of the election of directors. You do not have the right to cumulate your votes for the election of directors. Unless otherwise instructed, the proxy holders of the management proxy will vote the proxies received by them “FOR” each of the four nominees described in this Proxy Statement.

The Proposal for approval of amending the Certificate of Incorporation to increase the authorized Common Stock to 200,000,000 shares requires the affirmative vote of a majority of the outstanding shares of the Common Stock. For purposes of this Proposal, abstentions and broker “non-votes” will have the same effect as votes cast “AGAINST” the Proposal. The Proposal for approval of the increase in the number of shares of Common Stock under the 2005 Omnibus Stock Incentive Plan (the “2005 Incentive Plan”) requires the vote of a majority of the shares of Common Stock present and voting at the Meeting. For purposes of this Proposal, abstentions will have the same effect on the outcome as votes cast “AGAINST” the Proposal, but broker “non-votes” will be considered as votes not entitled to be cast and will have no effect on the outcome.

If you are the beneficial owner, but not the registered holder of our shares, you cannot directly vote those shares at the Meeting. You must provide voting instructions to your nominee holder, such as your brokerage firm or bank. While your nominee holder may vote your shares without instructions on the election of directors, as this is a routine matter, it cannot vote without instructions from you on the two other Proposals.

If you wish to vote in person at the Meeting but you are not the record holder, you must obtain from your record holder a “legal proxy” issued in your name and bring it to the Meeting.

At the Meeting, ballots will be distributed with respect to each Proposal to each stockholder (or the stockholder’s proxy if not the management proxy holders) who is present and did not deliver a proxy to the management proxy holders or another person. The ballots shall then be tallied, one vote for each share owned of record, the votes being in three categories: “FOR,” “AGAINST” or “ABSTAIN” (or “FOR,” “WITHHELD” or “FOR EXCEPT THE FOLLOWING NOMINEES” in the case of “Proposal No. 1”).

Proxies

The form of proxy solicited by the Board of Directors affords you the ability to specify a choice among approval of, disapproval of, or abstention with respect to, each matter to be acted upon at the Meeting. Shares represented by the proxy will be voted and, where the solicited shareholder indicates a choice with respect to any matter to be acted upon, the shares will be voted as specified. If no choice is given, a properly executed proxy will be voted in favor of the election of the directors designated by the Board of Directors, the proposal to increase the authorized Common Stock and the proposal to increase the shares under the 2005 Incentive Plan, and any other matters that may properly come before the Meeting, at the discretion of the persons designated as proxies.

Revocability of Proxies

Even if you execute a proxy, you retain the right to revoke it and to change your vote by notifying us at any time before your proxy is voted. Mere attendance at the Meeting will not revoke a proxy. Such revocation may be effected by (i) execution of a subsequently dated proxy, (ii) by a written notice of revocation, sent to the attention of the Secretary at the address of our principal office set forth above in the Notice to this Proxy Statement or (iii) by your attendance and voting in person at the Meeting. Unless so revoked, the shares represented by proxies, if received in time, will be voted in accordance with the directions given therein.

If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Meeting.

You are requested, regardless of the number of shares you own or your intention to attend the Meeting, to sign the proxy and return it promptly in the enclosed envelope.

Delivery of Proxy Materials to Households

Only one copy of Javelin’s 2005 Annual Report and Proxy Statement for this 2006 Meeting will be delivered to an address where two or more stockholders reside unless we have received contrary instructions from a stockholder at the address. A separate Proxy Card will be delivered to each stockholder at the shared address.

If you are a stockholder who lives at a shared address and you would like additional copies of the 2005 Annual Report, this Proxy Statement, or any future annual reports or proxy statements, contact David B. Bernstein, Secretary, Javelin Pharmaceuticals, Inc., 125 CambridgePark Drive, Cambridge, MA 02140, telephone number (617) 349-4500, and we will promptly mail you copies.

Interest of Officers and Directors in Matters to Be Acted Upon

None of our officers or directors has any interest in any of the matters to be acted upon, except to the extent they have been granted options under the 2005 Incentive Plan or may be granted options thereunder at some future date. See “Proposal 3.”

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our Common Stock as of the close of business on the Record Date for: (i) each person known by us to beneficially own more than 5% of our voting securities, (ii) each executive officer, (iii) each of our directors and nominees, and (iv) all of our executive officers and directors as a group:

Name and Address	Shares Beneficially Owned (1)
of Beneficial Owner (2)	Number	Percent
Wexford Capital LLC (3) 411 West Putnam Avenue, Suite 125 Greenwich, CT 06830	5,012,642	12.3%
Lindsay A. Rosenwald (4) c/o Paramount BioCapital Investments, LLC 787 Seventh Avenue, 48th Floor New York, NY 10019	4,631,848	11.5%
NGN Capital, LLC (5) 369 Lexington Avenue, 17th Floor New York, NY 10017	3,111,111	7.7%
Fred H. Mermelstein (6)	1,217,107	3.0%
Peter M. Kash (7)	1,104,270	2.7%
Daniel B. Carr (8)	309,941	0.8%
Douglas G. Watson (9)	136,565	0.3%
Jackie M. Clegg (10)	85,291	0.2%
Stephen J. Tulipano (11)	-0-	*
David B. Bernstein (11)	-0-	*
Martin J. Driscoll (12)	-0-	*
Neil W. Flanzraich (12)	-0-	*
All officers and directors as a group (13)	3,697,930	8.7%

* less than 0.1%

(1)
The number of shares beneficially owned is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power, and also any shares which the individual has the right to acquire within 60 days of the Record Date through the exercise or conversion of any stock option, convertible security, warrant or other right (a “Presently Exercisable” security). The inclusion of those shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

(2)
Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of Common Stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 125 CambridgePark Drive, Cambridge, MA 02140.

(3)
Includes (i) 2,568,198 shares owned of record by Wexford Spectrum Investors LLC and 111,111 shares obtainable upon exercise of Presently Exercisable warrants and (ii) 2,222,222 shares owned of record by Theta Investors LLC and 111,111 shares obtainable upon exercise of Presently Exercisable warrants, as reported on Schedule 13G/A, filed with the SEC on February 7, 2006.

(4)
Includes (i) an aggregate of 4,245,238 shares with sole voting and dispositive power and (ii) 386,610 shares owned by Horizon Biomedical Ventures, LLC, as reported on Schedule 13G/A, filed with the SEC on February 10, 2006. Dr. Rosenwald disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)
Includes (i) 1,805,689 shares owned of record by NGN Biomed Opportunity I L.P. (“NGN Biomed”) and (ii) 1,305,422 shares owned of record by NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG (“NGN Biomed GmbH”), and does not include 155,556 shares obtainable upon exercise of warrants not Presently Exercisable. In their Schedule 13D, filed with the SEC on November 17, 2005, each of those persons expressly disclaimed membership in a “group” or beneficial ownership of any shares of common stock except for shares held of record and to the extent of their pecuniary interest therein, if any.

(6)	Includes 662,286 shares obtainable upon exercise of Presently Exercisable options. Excludes 167,433 shares obtainable upon exercise of options not Presently Exercisable.

(7)
Includes 72,856 shares owned by each of a family trust and members of his family. Mr. Kash disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also, includes (i) 204,410 shares obtainable upon exercise of Presently Exercisable options, (ii) a unit purchase option to acquire 170,393 shares and warrants to purchase 17,039 shares, (iii) warrants to purchase 153,000 shares and (iv) warrants to purchase 95,000 shares owned by a company for which Mr. Kash serves as President and Chairman, as to which shares Mr. Kash disclaims beneficial ownership except to the extent of his pecuniary interest thereon. Excludes 75,000 shares obtainable upon exercise of options not Presently Exercisable.

(8)	Includes 305,941 shares obtainable upon exercise of Presently Exercisable options. Excludes 623,546 shares obtainable upon exercise of options not Presently Exercisable.

(9)	Includes 131,565 shares obtainable upon exercise of Presently Exercisable options. Excludes 45,000 shares obtainable upon exercise of options not Presently Exercisable.

(10)	Includes 85,921 shares obtainable upon exercise of Presently Exercisable options. Excludes 35,000 shares obtainable upon exercise of options not Presently Exercisable.

(11)	Excludes 150,000 shares obtainable upon exercise of options not Presently Exercisable.

(12)	Excludes 50,000 shares obtainable upon exercise of options not Presently Exercisable.

(13)	Includes all shares of the persons denoted in footnotes (6) through (12).

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Certificate of Incorporation provides that the Board of Directors of the Company is comprised of not less than three nor more than fifteen directors, divided or “classified,” into three classes (“Classes I, II and III”), each Class consisting as nearly as practicable of one third of the entire Board of Directors, and with the term of one Class expiring each year. The Board of Directors is currently comprised of seven directors and will be comprised of seven directors effective immediately following the election if all the nominees are elected.

The seven directors are classified as follows: three being Class I Directors and two each being Class II Directors and Class III Directors. The current term of the Class I Directors will expire at the 2006 Annual Meeting. The current term for the Class II Directors and the Class III Directors will expire at the 2007 and 2008 Annual Meetings, respectively.

In June 2006, as part of the application to list our shares of Common Stock on the American Stock Exchange (the “AMEX”), we sought to reconstitute our Board of Directors in order to meet the AMEX’s requirements for “independent” directors of listed companies and their Board committees. The reconstitution of the Board was to increase the number of directors to seven persons from six persons, adding Neil W. Flanzraich as a Class I Director and Martin J. Driscoll as a Class III Director, and accepting the resignation of Dr. William P. Peters, a Class III Director. Dr. Peters had voluntarily resigned because under the AMEX rules, he would not currently be an “independent” director by reason of an executive officer of the Company having served until February 2004 on the compensation committee of a company of which Dr. Peters is Chief Executive Officer.

The Board of Directors has nominated for election three persons as Class I Directors and one person as Class III Director. Assuming the election, the term of the Class III Director will expire at the 2008 Annual Meeting and the term of the Class I Directors will expire at the 2009 Annual Meeting. The nominees currently serve as Company directors. All of the nominees have consented to serve as directors. If a nominee should not be available for election as contemplated, the proxy holders will vote for a substitute designated by the current Board of Directors. We are not aware of any nominee who will be unable or who will decline to serve as a director.

Nominees

The names, the positions with the Company and the ages as of the Record Date of the individuals who are our nominees for election as directors are:

Name	Age	Position	Director Since
Douglas G. Watson	61	Chairman of the Board	Class I - December 2004
Peter M. Kash	44	Director	Class I - December 2004
Neil W. Flanzraich	62	Director	Class I - June 2006
Martin J. Driscoll	47	Director	Class III - June 2006

For information as to the shares of the Common Stock beneficially owned by each nominee, see the section “Securities Ownership of Certain Beneficial Owners and Management” and as to other Board matters, see the section “Board Information.”

The following are biographical summaries for our nominees for election as directors:

Class I Directors

Douglas G. Watson has served as the Company’s Chairman of the Board since December 2004, having been a Director of IDDS from April 2002 through the December 2004 merger between IDDS and our predecessor (the “Public Merger”). He is the Chief Executive Officer of Pittencrieff Glen Associates, a consulting company, which Mr. Watson founded in June 1999. From January 1997 to June 1999, Mr. Watson served as President, Chief Executive Officer and a Director of Novartis Corporation, the U.S. subsidiary of Novartis A.G. Mr. Watson serves as Chairman of Orasure Technologies Inc. [Nasdaq:OSUR], and as a Director of Genta Incorporated [Nasdaq:GNTA], Dendreon Corporation [Nasdaq:DNDN] and BioMimetic Therapeutics Inc. [Nasdaq:BMTI]. Mr. Watson is the chairman of Freedom House Foundation and is a board member of the American Liver Foundation. Mr. Watson holds a M.A. in Mathematics from Churchill College, Cambridge University. He is also a member of the Chartered Institute of Management Accountants.

Peter M. Kash has served as a Director of the Company since December 2004, having been a Director of IDDS from February 2001 and its Vice Chairman from December 2003 through the December 2004 Public Merger. In September 2004, Mr. Kash was a co-founder and has since served as chairman of Two River Group Holdings, LLC, a biotech venture capital company. From 2001 to 2004, he served as Vice Chairman and a Director of Keryx BioPharmaceuticals, Inc. [Nasdaq:KERX]. From 1991 through August 2004, he was a Director and Senior Managing Director of Paramount BioCapital, Inc. In addition, from 1996 to 2000, Mr. Kash had served as an Adjunct Professor at The Wharton School of Business; from 2000 to 2002, he was a Visiting Professor at Nihon University, Tokyo, Japan; and since January, 2004, he has been an Adjunct Professor at Sy Syms School of Business at Yeshiva University. Mr. Kash holds a M.B.A. in Finance and Banking from Pace University.

Neil W. Flanzraich has been a private investor since February 2006. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, was Senior Vice President and member of the Corporate Operating Committee at Syntex Corporation, a pharmaceutical company. He is also a Director of Equity One Inc. [NYSE:EQY], Continucare Corporation [ASE:CNU], RAE Systems, Inc. [ASE:RAE], and Neurochem Inc. [Nasdaq:NRMX]. He also serves as Chairman of the Israel America Foundation. Mr. Flanzraich received an A.B. from Harvard College and a J.D. from Harvard Law School.

Class III Director

Martin J. Driscoll has been a principal of MJD Consulting LLC, a pharmaceutical marketing company, since 2005, and was a principal of that firm from its founding in 2002 to 2003. From 2003 to 2005, Mr. Driscoll was Senior Vice President of Sales and Marketing at Reliant Pharmaceuticals, a privately-held company that markets a portfolio of branded pharmaceutical products. From 2000 to 2002, Mr. Driscoll was Vice President, Commercial Operations and Business Development at ViroPharma, Inc. From 1983 to 2000, he held various positions at Schering Plough Corporation, including Vice President of Sales and Marketing for its Primary Care Division, and Vice President, Sales and Marketing for the Schering Diabetes Unit. He is a Director of Genta Incorporated (Nasdaq:GNTA). Mr. Driscoll received a B.S. from the University of Texas.

Continuing Directors

Name	Age	Position	Director Since
(Term expires 2007)
Daniel B. Carr	58	Chief Executive Officer, Chief Medical Officer and Director	December 2004
Fred H. Mermelstein	47	President and Director	December 2004
(Term expires 2008)
Jackie M. Clegg	44	Director	December 2004

The following are biographical summaries of our continuing directors.

Class II Directors

Daniel B. Carr M.D. has served as the Company’s Chief Executive Officer since July 2005 and as Chief Medical Officer and a Director since December 2004, having been a Director and Chief Medical Officer of IDDS from September 2004 through the December 2004 Public Merger. From 1994 to 2004, Dr. Carr was Saltonstall Professor of Pain Research and Professor of Anesthesiology and Medicine at Tufts-New England Medical Center. From 1995 to 2003, he was the Medical Director of the Pain Management Program at the New England Medical Center, that merged into the Pain Management program at Caritas St. Elizabeth’s Medical Center, another Tufts-affiliated program. Dr. Carr was a founder of the Pain Center at the Massachusetts General Hospital and served as Special Consultant to the U.S. Department of Health and Human Services and Co-Chair of the Agency for Health Care Policy and Research’s Clinical Practice Guidelines on Acute and Cancer Pain Management. He is Editor-in-Chief of Pain: Clinical Updates published by the International Association for the Study of Pain (“IASP”), and has served as a Director of the American Pain Society and the IASP. Dr. Carr holds a bachelors degree from Columbia College and an M.D. degree from Columbia University College of Physicians and Surgeons.

Fred Mermelstein, Ph.D. has served as the Company’s President since December 2004, and was our Chief Executive Officer from December 2004 through June 2005 and our Secretary from December 2004 through May 2006, having been a Director of IDDS and its President from inception in February 1998 through July 2003 when he also became Chief Executive Officer holding such IDDS positions through the December 2004 Public Merger. From April 1996 to July 2003, he was employed by Paramount Capital Investments, LLC where he became a Director of Venture Capital and a member of Orion Biomedical GP, LLC. He currently serves as a Director of Cardiome Pharma Corp [Nasdaq:CRME] and Adherex Technologies, Inc. [ASE:ADH]. From February 1997 until January 2000, Dr. Mermelstein was a founder and served as a Director and the Chief Scientific Officer of PolaRx BioPharmaceuticals, an oncology-based biopharmaceutical company. Dr. Mermelstein also serves on the scientific advisory board of Cardiome Pharma Corp. Dr. Mermelstein holds a dual Ph.D. in Pharmacology and Toxicology from Rutgers University and University of Medicine and Dentistry of New Jersey (“UMDNJ”) Robert Wood Johnson Medical School. He completed his post-doctoral training supported by two grant awards, a National Institutes of Health fellowship and a Howard Hughes Medical Institute fellowship in the Department of Biochemistry at UMDNJ Robert Wood Johnson Medical School.

Class III Directors

Jackie M. Clegg has served as a Director of the Company since 2004, having been a Director of IDDS from February 2004 through the December 2004 Public Merger. In September 2001, she formed the international strategic consulting firm Clegg International Consultants, LLC (“CIC”) specializing in emerging markets. Previously, from May 1997 to July 2001, Ms. Clegg served as Vice Chair of the Board of Directors and First Vice President of the Export-Import Bank of the United States (“Ex-Im Bank”), previously serving in various positions at Ex-Im Bank, including Chief of Staff. Prior to joining Ex-Im Bank, Ms. Clegg worked for ten years in the United States Senate on the staff of both the Senate Banking and Appropriations Committees. Ms. Clegg is also currently serving as a Director of Blockbuster Inc. [NYSE:BBI], The Chicago Board of Trade [NYSE:BOT], Cardiome Pharma Corp. [Nasdaq: CRME] and Brookdale Senior Living Inc. [NYSE:BKD].

All Directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board of Directors or executive officer is related to any other nominee, member of the Board of Directors or executive officer. Ms. Clegg and Dr. Mermelstein both serve on the Board of Directors of Cardiome Pharma Corp., and Mr. Watson and Mr. Driscoll both serve on the Board of Directors of Genta Incorporated.

Directors’ Compensation

Non-employee members of our Board of Directors receive for serving as a Board member up to $2,500 per meeting and the grant of stock options on an annual basis and a per meeting basis, including Committee meetings. Effective as of March 2006, our option policy is an initial option grant of 50,000 shares of Common Stock to an outside director upon becoming a director vesting after one year, and thereafter a triennial option grant 75,000 shares vesting one-third a year after one year. In addition, an annual grant of 20,000 shares to the chairman of the Board, 5,000 shares for directors who serve on one or more Board committees, plus 5,000 shares for serving as a Committee chair and an additional 5,000 shares for chair of the Audit Committee. The exercise price would be at fair market value at time of grant. Pursuant to revised policy, on March 8, 2006, options were granted to Mr. Watson, Ms. Clegg and Mr. Kash for 105,000 shares, 90,000 shares, 80,000 shares and 75,000 shares, respectively, exercisable at $4.05 per share. On June 13, 2006, upon becoming directors, Messrs. Flanzraich and Driscoll each was awarded his initial option grant for 50,000 shares of Common Stock exercisable at $3.45 per share, the closing market price that day.

Certain Relationships and Related Transactions

In April 2005, we retained Two River Group Holding LLC, of which Peter M. Kash, a director, is a member, to provide certain investment relations services. The retention was through December 31, 2005 and the fee was the grant of warrants for the purchase of 20,000 shares of Common Stock at an exercise price of $3.00 per share exercisable over five years.

Riverbank Securities, Inc., a subsidiary of Two River Group Holding LLC, was a co-placement agent in our November 2005 placement for which it received $1,151,992.42 in placement fees, placement warrants for the purchase of 512,000 shares of Common Stock exercisable at $2.48 per share for five years (of which warrants for the purchase of 153,000 shares were distributed to Mr. Kash), and reimbursement of its expenses.

Mr. Kash was Senior Managing Director of Paramount BioCapital, Inc. (“Paramount”) and a director of Paramount BioCapital Asset Management, Inc. (“PBCAM”), an affiliate of Paramount BioCapital Investments, LLC, through August 2004. He also served until September 2004, as a director to The Aries Master Fund, The Aries Master Fund II and Aries Select, Ltd., for which PBCAM serves as general partner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR THESE NOMINEES.

EXECUTIVE COMPENSATION

Executive Officer’s Compensation

The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to the Chief Executive Officer and other executive officers with total compensation in excess of $100,000 during the three fiscal years ended December 31, 2005:

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options
Daniel B. Carr, M.D. (1)	2005	$350,000	$190,000	__	12,500
Chief Executive Officer and Medical Officer	2004	111,506	50,000	__	916,570

Fred H. Mermelstein, Ph.D.	2005	$228,000	$75,000	__	200,000
President and Chief Executive Officer	2004	190,000	80,000	__	__
	2003	148,250	__	__	381,904

Douglas A. Hamilton(2)	2005	$235,000	$115,000	__	__
Chief Operating Officer and Chief Financial Officer	2004	165,000	75,000	__	150,000
	2003	205,182	__	__	229,143

(1)  Dr. Carr became an executive officer effective September 7, 2004.

(2)  Mr. Hamilton resigned his employment effective May 12, 2006.

At the recommendation of the Compensation Committee, we had established a cash bonus arrangement for the 2005 fiscal year based upon performance criteria covering Dr. Carr in his position as Chief Executive Officer and Chief Medical Officer, Dr. Mermelstein in his position as President, Mr. Hamilton in his position as Chief Operating Officer and Chief Financial Officer, and other key employees. The bonus targets were fixed dollar amounts each related to achievement of a specified milestone within a designated fiscal quarter during 2005. The targets cover achievements as to the regulatory filings and clinical testings of our product candidates, the listing and the performance of our Common Stock and the achieving of a financing or other corporate transaction. The aggregate maximum amount of these possible bonuses was $950,000, including $260,000 based upon determination by the Compensation Committee of extraordinary performance outside of the pre-designated achievements or otherwise at the Committee’s discretion. An aggregate of $370,000 was awarded as cash bonuses for 2005 under this bonus arrangement.

Option Grants and Exercises in Year 2005

The following tables set forth certain information concerning the grant of stock options and the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 2005 by the executive officers listed in the summary compensation table above. None of these named persons has exercised any stock options.

Options/SAR Grants in Last Fiscal Year
	Individual Grants
(a)	(b)	(c)	(d)	(e)
Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARS Granted to Employee(s) in Fiscal Year	Exercise on Base Price ($/Sh)	Expiration Date
Daniel B. Carr	12,500	1.0%	$2.70	4/12/15
Fred H. Mermelstein, Ph.D.	200,000	15.2%	$2.70	4/12/15
Douglas A. Hamilton	150,000	11.4%	$2.70	4/12/15

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Dec. 31, 2005 Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options At Dec. 31, 2005 Exercisable ($)/ Unexercisable ($)*
Daniel B. Carr, MD	-0-	___	305,524/623,546	$302,469/$608,061
Fred H. Mermelstein, Ph.D.	-0-	___	620,619/167,433	$471,944/$73,259
Douglas A. Hamilton	-0-	___	433,911/100,460	$290,667/$43,955
*Assuming a value of $2.95 per share at December 31, 2005.
For additional information regarding the grant of options to purchase our Common Stock, see Proposal 3.

In March 2006, as part of our 2006 awards for 2005 services and performance, we granted options for the purchase of an aggregate of 500,182 shares to employees, including options to Dr. Carr, Dr. Mermelstein and Mr. Hamilton for 125,000 shares, 75,000 shares and 75,000 shares, respectively. All of these options vest after one year and are exercisable at $4.05 per share.

Employment Agreements

Effective as of September 7, 2004, Dr. Carr was appointed Chief Medical Officer, and as of July 1, 2005, he also became our Chief Executive Officer. The employment agreement is for a term of three years, unless earlier terminated. Dr. Carr is receiving an initial annual base salary of $350,000, plus a guaranteed bonus of $50,000 payable within 30 days of the first anniversary of the effective date of the agreement, plus certain incentive compensation at the discretion of the Board of Directors, if certain performance targets are met, of up to $320,000 or options for 200,000 shares of Common Stock. In addition, upon commencement of employment, Dr. Carr was granted an option to purchase 916,570 shares of Common Stock at an exercise price of $1.96 per share, vesting in three equal installments commencing upon the first anniversary of the agreement.

If Dr. Carr’s employment is terminated as a result of his death or disability, Dr. Carr or his estate, as applicable, would receive his base salary and any accrued but unpaid bonus and expense reimbursement amounts through the date of his death or the disability occurs. All stock options that are scheduled to vest by the end of the calendar year in which such termination occurs would be accelerated and become vested as of the date of his disability or death, and all stock options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of his disability or death shall be deemed to have expired as of such date. If Dr. Carr’s employment is terminated for cause, he would be entitled to his base salary and expense reimbursement through the date of termination, and he shall have no further entitlement to any other compensation or benefits. All stock options that have not vested as of the date of termination shall be deemed to have expired as of such date and any stock options that have vested as of the date of Dr. Carr’s termination for cause would remain exercisable for a period of 90 days following the date of such termination. If Dr. Carr’s employment is terminated upon the occurrence of a change of control or within six months thereafter, we would be obligated to (i) continue to pay his salary for a period of six months following such termination, (ii) pay any accrued and unpaid bonus and (iii) pay expense reimbursement amounts through the date of termination. All stock options that have not vested as of the date of such termination would be accelerated and deemed to have vested as of such termination date. If Dr. Carr’s employment is terminated without cause, or by Dr. Carr for good reason, then we would be obligated to (i) continue to pay his base salary for a period of 12 months from the date of such termination, (ii) pay the bonus he would have earned had he been employed for six months from the date which such termination occurs, and (iii) pay any expense reimbursement amounts owed through the date of termination. All stock options that are scheduled to vest in the contract year of the date of such termination would be accelerated and deemed to have vested as of the termination date. All stock options that have not vested (or deemed to have vested pursuant to the preceding sentence) would be deemed expired, null and void. Any stock options that have vested as of the date of Dr. Carr’s termination would remain exercisable for a period as outlined in our 2005 Incentive Plan.

Effective as of May 1, 2006, Stephen J. Tulipano became the Chief Financial Officer pursuant to an Employment Agreement, dated as of April 8, 2006. The employment term is two years and he is receiving an annual base salary of $200,000 and is entitled to a discretionary performance-based bonus for the 2006 calendar year in the range of 0-49% of his base salary with a target bonus of 30% as determined in our sole discretion. As a hiring bonus, Mr. Tulipano was granted options to purchase 150,000 shares of Common Stock at an exercise price of $3.70 per share, vesting in three equal annual installments commencing on the first anniversary of the grant.

Effective as of April 10, 2006, David B. Bernstein became the General Counsel and Chief IP Counsel pursuant to a Term Sheet. The Term Sheet provides for a three year renewal term of employment, at an annual base salary of $210,000, with an annual performance bonus of up to 30% of base salary in cash and annual performance options for up to 75,000 shares of Common Stock. Upon hiring, Mr. Bernstein was granted options for the purchase of 150,000 shares of Common Stock at an exercise price of $3.50 per share, vesting in three equal annual installments commencing on the first anniversary of the grant.

We do not have any separate “Change of Control” agreement with any executive officer.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee of the Board of Directors has direct responsibility for determining compensation of our executive officers and for producing an annual report on executive compensation for inclusion in our proxy statement. Composed entirely of independent directors, this Committee reviews and determines compensation for the executive officers, including the Chief Executive Officer.

The Committee believes that appropriate compensation levels succeed in both attracting and motivating high quality employees. To implement this philosophy, the Committee analyzes trends in compensation among comparable companies participating in the bio-tech pharmaceutical development area and similar companies from general industry. The Committee then sets compensation levels that it believes are competitive within the industry and structured in a manner that would enable the Company to attract high-caliber personnel and thereafter reward successful job performance, and also are in relation to the Company’s available resources.

The compensation of our executive officers consists of three elements: (1) base salary, (ii) cash bonus awards and (iii) long-term stock based incentive awards.

Base salary - The base salary is determined in part through comparison with companies at a similar size, availability of capital resources, stage of development and level of complexity in the pharmaceutical industries with which the Company competes for personnel. The base salary also reflects an evaluation of the responsibilities required for the particular position, the person’s experience level and the expectations for future performance.

The Company determined that it would be advantageous in hiring senior management to enter into employment agreements with the prospective employee. An employment agreement provides the employee a degree of certainty as the Company is still in the development stage, and enables both parties to fully understand their respective obligations and benefits. The Company has entered into employment agreements with its Chief Executive Officer/Chief Medical Officer; Chief Financial Officer and General Counsel/Chief IP Counsel.

The Company President is the only member of senior management without an employment agreement. Therefore, his base salary is the only one reviewed annually by the Compensation Committee. The Committee had determined the 2005 base salary for the President and also for the Chief Operating Officer/Chief Financial Officer, who resigned in May 2006.

Cash bonus - In March 2005, the Committee established the 2005 Milestone Objectives and Associated Executive Target Bonuses (the “Milestone Targets”) that provided for total bonuses for senior management of $950,000 if all the milestones were met. The Milestone Targets were a comprehensive series of objectives for measuring and evaluating management performance. The achievement of each milestone would result in recommended commensurate bonus payments to specific senior management personnel who would be instrumental in timely achieving the particular milestone. The concept was to align more directly the interests of senior management with that of stockholders as the timely achievement of the milestones should have expected enhancement of stockholder value.

The Milestone Targets in 2005 included continued regulatory submissions and advances in clinical trials of the Company’s product candidates, business development through the entry into distribution or licensing arrangements, completion of capital transactions and realization of specified market objectives. Of the $950,000 maximum for Milestone Targets, $135,000 was reserved for extraordinary performance as judged by the Compensation Committee and $125,000 reserved at the Committee’s discretion based upon recommendations of the Chief Executive Officer.

In December 2005, the Compensation Committee, after review of the performance of senior management personnel, the recommendation of the Chief Executive Officer and the achievement of Target Milestones, awarded an aggregate of $370,000 in cash bonuses to five members of senior management.

Stock Options - The equity awards are stock options granted under the Company’s 2005 Incentive Plan. The Compensation Committee administers that Plan. In making the grants, the Committee takes into consideration the employee’s position level, his performance within that level, his time with the Company and the Company’s overall performance.

The Compensation Committee believes that these stock options afford a long-time equity incentive which will better align the employees’ interests with those of the stockholders, and also give the employees a proprietary interest in all aspects of the Company.

In March 2006, the Compensation Committee granted the 2005 option awards to employees, including senior management, and non-employee directors. The aggregate stock awards to six members of senior management was for 425,000 shares of Common Stock exercisable at the closing price on date of grant.

During 2005, the Compensation Committee did not review the compensation of Dr. Carr, the Company’s Chief Executive Officer, other than to the extent of determining his Milestone Targets in relation to those of the other senior management personnel. Dr. Carr’s base compensation is provided for in his Employment Agreement that became effective in September 2004.

The foregoing report has been furnished in June 2006 by the members of the Compensation Committee, being:

Douglas G. Watson, Chair
Jackie M. Clegg

PROPOSAL 2

APPROVAL OF AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED COMMON STOCK

Description of the Proposed Amendment

The Board of Directors has unanimously approved, and is recommending to stockholders for approval at the Meeting, an amendment to Article FOURTH of our Certificate of Incorporation, which sets forth the terms of our authorized capital stock, to increase the number of authorized shares of Common Stock to 200,000,000 shares. Article FOURTH currently authorizes 100,000,000 shares of Common Stock as well as 5,000,000 shares of Preferred Stock, par value $.001 per share.

The proposed amendment would increase the currently authorized Common Stock from 100,000,000 shares to 200,000,000 shares. The Board of Directors unanimously determined that this amendment is advisable and in the best interests of the Company and directed that the proposed amendment be submitted to the stockholders for their approval at the Meeting. If adopted by the stockholders, the amendment would be effective upon filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware.

The additional shares of Common Stock authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of Common Stock currently authorized. The Common Stock has no preemptive rights to purchase Common Stock or other securities. In addition, under Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of Common Stock authorized for issuance.

Purpose and Effects of Proposed Amendment

At June 16, 2006, 40,404,977 shares of Common Stock were issued and outstanding, and 7,615,239 shares of Common Stock were reserved for issuance upon exercise outstanding options and warrants. As a result, approximately 52,284,784 shares are available for issuance for future purposes. In this light, the Board of Directors deems it advisable to increase the authorized Common Stock. The additional authorized Common Stock would be available for future financing, acquisition transactions, stock dividends, stock splits, employee benefit plans and other corporate purposes. Our principal business activity is applying our proprietary technologies in seeking to develop new products and improved formulations of existing drugs, primarily in the area of pain market. As we still are in the research and development stage, we have financed our activities through the sale of our equity securities. In December 2004, we sold 6,139,913 shares of Common Stock raising gross proceeds of $18.1 million, and in November 2005, we sold 14,222,215 shares of Common Stock, together with warrants to purchase 711,111 shares of Common Stock, for gross proceeds of $32 million. To fulfill our current business plan, we anticipate future sales of our equity securities, although no equity financing is currently contemplated.

Having a sufficient number of shares of Common Stock available for issuance in the future would give us greater flexibility and allow shares of Common Stock to be issued without the expense and the time delay of a special stockholders meeting which could adversely impact our ability to effect financings and acquisitions that are predicated upon immediate access to capital markets. The additional shares of Common Stock would be available for issuance without further action by the stockholders unless such action is required by applicable law or the rules of any stock exchange on which the Common Stock may be listed, and could be dilutive to stockholders.

Other than for the possibility of issuing new shares of Common Stock under our 2005 Incentive Plan, we have no present arrangements, commitments, understandings or pending negotiations for the issuance of additional shares of the proposed additional authorized Common Stock.

We have not proposed the increase in the authorized number of shares of Common Stock with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage any attempt to acquire control of the Company through a tender offer or a proxy contest. Accordingly, stockholders might be deprived of an opportunity to consider a takeover proposal that a third party might consider if we did not have authorized but unissued shares of Common Stock. We are not aware of any pending or threatened efforts to acquire control of the Company.

Required Vote

Approval of the proposal to increase the number of authorized shares of Common Stock by amending the Certificate of Incorporation requires the affirmative vote of a majority of the shares outstanding on the Record Date.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL 3

AMENDMENT OF 2005 OMNIBUS STOCK INCENTIVE PLAN

Overview

The Board of Directors has unanimously adopted, subject to stockholder approval at the Meeting, to amend 2005 Omnibus Stock Incentive Plan (the “2005 Incentive Plan”), to increase the number of shares of Common Stock authorized for issuance thereunder from 5,000,000 shares to 7,500,000 shares. The increase is considered necessary and in the best interests of the Company to permit us to continue to attract, retain and motivate officers, employees, non-employee directors and consultants.

Purposes of the Plan

The 2005 Incentive Plan is intended to provide qualifying employees, directors and consultants with equity ownership in the Company and our subsidiaries, thereby strengthening their commitment to our success, promoting the identity of interests between our stockholders and such employees, directors and consultants and stimulating their efforts on behalf of the Company, and to assist us in attracting and retaining talented personnel. Management believes that assuming approval of this amendment, the ratio of the number of shares available for options under the 2005 Incentive Plan in relation to the number of outstanding shares of Common Stock would be within the range of option:outstanding shares ratios for comparable research and development companies.

Grants

The 2005 Incentive Plan provides for the grant of stock options, stock appreciation rights (SARs) and direct stock grants (“Awards”). These Awards may be granted for up to 5,000,000 shares of Common Stock, which upon stockholder approval of this Proposal, would be increased to 7,500,000 shares. Stock options are the right to purchase shares of our Common Stock at a specified price, which may not be less than fair market value at time of grant, over a fixed period, subject to earlier termination. SARs may be granted alone or in connection with another Award, such as a stock option or grant of restricted stock, and provide for an appreciation distribution from us equal to the increase in the fair market value per share of Common Stock from the price specified on the grant date. If granted in connection with another Award, exercise of the SAR will generally require the surrender of the related reward. This appreciation difference may be made in cash or in shares of Common Stock. Direct stock grants include the grant of performance shares which may be distributable to the holder based on the achievement of specified performance targets, and the grant of bonus stock would not require purchase by the award recipient. Any of the direct stock grants may be restricted stock, which is subject to forfeiture by the holder (or repurchase by us) upon the occurrence of specified events, such as the holder’s cessation of service prior to a specified date.

To the extent any of the options or other stock awards granted under the 2005 Incentive Plan expire or are terminated without being exercised, the shares unexercised thereunder may be subject to future grant under the 2005 Incentive Plan.

To date, all Awards under the 2005 Incentive Plan have been stock options. Our present intention is to grant only stock options thereunder; however, other types of awards may be granted dependent on future tax and accounting considerations of the grants.

As of the Record Date, we had granted options under the 2005 Incentive Plan to purchase an aggregate of 4,866,737 shares of Common Stock at fair market value prices ranging from $1.50 to $5.40 per share, expiring between February 12, 2012 and May 1, 2016. This includes options that had been granted by IDDS prior to its December 2004 merger with Intrac, Inc. (“Intrac”), the Company’s predecessor, that were assumed by Intrac on that merger, adjusted as to the number of underlying shares and the exercise price for the merger ratio. For information regarding option grants to management, See “Executive Compensation.”

The Board of Directors believes that the 2005 Incentive Plan has been very advantageous in attracting and retaining capable persons to serve as employees and directors of the Company. As a small research and development company dependent upon equity financings for our capital needs, we seek to conserve our cash resources for use in connection with our research and development activities. This cash conservation policy places limitations on cash compensation arrangements we can have with employees, including executive officers, and directors. To compete with other companies for qualified persons, many of which companies are in the commercialization stage and better financed than us, our option program has helped us attract and incentivize our employees and directors.

Since the Intrac/IDDS merger and the related private financing in December 2004, we have hired 11 employees, including seven persons with medical, scientific and technology backgrounds, and plan to hire an additional 27 employees over the next 17 months. Without having additional shares of Common Stock under our 2005 Incentive Plan to use for option grants to these and other persons, our ability to attract such new employees could be adversely impacted, thereby jeopardizing the Company’s future.

Administration

Our Compensation Committee administers the 2005 Incentive Plan. This Committee consists of at least two or more members of the Board of Directors, all of whom, may qualify as “outside directors” as defined for purposes of the regulations under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and as “non-employee directors” under Section (b)(3)(i) of Rule 16b-3, under the Exchange Act. Upon listing our Common Stock on any national securities exchange or the Nasdaq System, the members of the Committee must then also meet the requirements of any such exchange or Nasdaq System. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code as then in effect. Notwithstanding anything to the contrary in the 2005 Incentive Plan, the Committee may be comprised of the entire Board.

Eligibility

The Compensation Committee may, in its discretion, grant Awards to any eligible person, whether or not he or she has previously received an option, except in the case of (a) an incentive stock option ISO (“ISO”), which can only be granted to an employee of the Company or any subsidiary and (b) the non-employee directors Automatic Option Grant Program, which is self-executing. Participation in the Automatic Option Grant Program is limited to persons who become and continue as non-employee directors, whether through appointment by the Board or election by the Company’s stockholders.

Option Price and Terms

Options granted under the Plan may be either ISOs or non-qualified stock options (“NQSO”). The option price of each share of Common Stock subject to an option will be fixed by the Committee but shall not be less than the fair market value of the Common Stock on the date of grant of the option, defined as the average bid and ask price on the date of grant. An option designated as an ISO is intended to qualify as such under Section 422 of the Code. Thus, the aggregate fair market value, determined at the time of grant, of the shares with respect to which ISOs are exercisable for the first time by an individual during any calendar year may not exceed $100,000. NQSOs are not subject to this requirement. Certain adjustments in the option price may be made for extraordinary dividend distributions. The Committee determines the option period, provided it is not longer than five years, in the case of ISOs granted to employees who hold 10% of the outstanding stock, 10 years in the case of ISOs generally, or 10 years in the case of NQSOs, subject to earlier termination, the vesting period and the payment terms. In the event of termination of employment, the optionee may exercise his or her options at any time within three months of the termination (which may be extended for up to 18 months), which period was changed from exercisable for one year from termination, but in no event later than the expiration date of the option; however, if the employee is terminated “for cause,” the option expires immediately, and options to non-employee directors may continue after termination of their service. All options vest immediately upon a “Change of Control” of the Company. The Automatic Option Grant is currently for 50,000 shares upon becoming a non-employee director and for 75,000 shares granted on a triennial basis thereafter, vesting one-third a year after one year, plus an annual grant of 20,000 shares to the Chairman of the Board, 5,000 shares for serving on one or more committees, plus 5,000 for a committee chair and an additional 5,000 shares for chair of the Audit Committee.

Upon exercise of an option, payment for shares may be made in cash or, if the option agreement so provides or the Compensation Committee then permits, in shares of Common Stock calculated based upon their fair market value as of the date of their delivery or a combination of stock and cash.

Modification and Termination of the Plan

The Compensation Committee may from time to time, in its discretion, amend the 2005 Incentive Plan without the approval of shareholders, except (a) as such stockholder approval may be required under the listing requirements of any securities exchange or national market system on which our equity securities are listed and (b) that the Committee may not without the approval of the Company’s stockholders amend the 2005 Incentive Plan to increase the total number of shares reserved for the purposes of the 2005 Incentive Plan.

The 2005 Incentive Plan shall continue in effect until the earlier of July 2015, its termination by the Committee or the date on which all of the shares of Common Stock available for issuance thereunder have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing options granted thereunder have lapsed.

Adjustments

In the event any change is made to the Common Stock issuable under the 2005 Incentive Plan by reason of any stock split, stock dividend, combination of shares or recapitalization, appropriate adjustment will be made to the share reserve thereunder and to the number of shares and the exercise price of the Common Stock subject to outstanding options. In the event of a Change of Control (as defined in the 2005 Incentive Plan), the option agreements may provide that all unvested options may vest upon the Change of Control. In addition, in the event of a Corporate Transaction or Hostile Takeover (as defined in the 2005 Incentive Plan), all unvested may vest and, if applicable, such outstanding options may be assumed by any successor entity.

Other Options

In addition to options granted under the 2005 Incentive Plan, as of the Record Date, we had outstanding non-Plan options for the purchase of an aggregate of 1,184,058 shares at exercise prices ranging from $0.01 to $3.87 per share, terminating through January 2011. These options had been granted by IDDS prior to the December 2004 merger, Intrac assumed them on that merger, and we assumed them on the September 2005 migratory merger.

Required Vote

Approval of this Proposal to increase the number of shares of Common Stock underlying the 2005 Incentive Plan requires the affirmative vote of a majority of the shares present and voting at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE 2005 OMNIBUS STOCK INCENTIVE PLAN

BOARD INFORMATION

Board Meetings

The Board of Directors held 12 meetings (including written consents in lieu of meeting) in 2005, including meetings held by the Board of Directors of Intrac, Inc., the predecessor of the Company. Upon the September 2005 migratory merger between Intrac and Javelin, the then Intrac directors continued as Javelin directors. In 2005, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and applicable committee meetings (held during the period for which he or she was a director) on which he or she served. The directors are expected to attend the Meeting.

Board Committees

Our Board of Directors currently has three standing committees which, pursuant to delegated authority, perform various duties on behalf of and report to the Board: (i) Audit Committee, (ii) Compensation Committee and (iii) Corporate Governance and Nominating Committee. From time to time, the Board may establish other committees.

Audit Committee

Intrac had established an Audit Committee in January 2005 and the Committee was continued by Javelin upon the migratory merger in September 2005. This Committee presently consists of Ms. Clegg (Chair), Mr. Flanzraich and Mr. Watson. Dr. Peters had served on this Committee until his resignation as a director in June 2006, and Mr. Flanzraich was subsequently added to this Committee. Each of the members of the Audit Committee is an “audit committee financial expert” and also an “independent director” within the meaning of Rule 10A-3(b)(1) under the Exchange Act The Audit Committee held seven meetings during 2005, including meetings held by the Intrac Audit Committee

The Audit Committee is responsible for (i) overseeing the corporate accounting and financing reporting practices, (ii) recommending the selection of our registered public accounting firm, (iii) reviewing the extent of non-audit services to be performed by the auditors, and (iv) reviewing the disclosures made in our periodic financial reports. The Audit Committee carries out its responsibilities in accordance with the terms of its Audit Committee Charter, a copy of which was attached as Appendix A to the Intrac Proxy Statement, dated August 1, 2005, for the migratory merger with and into Javelin.

Compensation Committee

Intrac established a Compensation Committee in January 2005, which in September 2005 became the Javelin Compensation Committee. This Committee consists of Mr. Watson (Chair) and Ms. Clegg. The Compensation Committee held two meetings during 2005, including a meeting held by the Intrac Compensation Committee. The Compensation Committee carries out its responsibilities pursuant to a written charter. Each of the members of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code.

The Compensation Committee determines matters pertaining to the compensation of our executive officers and other significant employees, and administers our 2005 Incentive Plan. The Compensation Committee Report on Executive Compensation appears elsewhere in this Proxy Statement.

Corporate Governance and Nominating Committee

We established the Corporate Governance and Nominating Committee in September 2005. This Committee consists of Mr. Watson, Chair, Ms. Clegg and Mr. Driscoll. A copy of this Committee’s Charter is attached hereto as Appendix A. This Committee did not meet during 2005.

This Committee is responsible for recommending persons as nominee for directorships and Board committees and recommending a Code of Business Conduct and Ethics, stock trading policies and other governance policies covering our management and employees. See “Director Nominations” below for the procedures for the nomination of directors.

Director Nominations

The Corporate Governance and Nominating Committee recommends director candidates and will consider for such recommendation director candidates proposed by management, other directors and stockholders. All director candidates will be evaluated based on the criteria identified below, regardless of the identity of the individual or the entity or person who proposed the director candidate.

In accordance with our By-Laws, to nominate a director for election to the Board of Directors at an annual meeting of stockholders, a stockholder must deliver timely written notice of such nomination to the Secretary of the Company. To be timely, the notice must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than 120 days nor later than 90 days prior to such annual meeting or the 10th day following the date on which we make public announcement of the meeting date. The notice must set forth:

—	the name, age and address of the stockholder,

—	the principal occupation or employment of such person,

—	the class and number of shares of our securities beneficially owned by such person,

—	all other information related to such person as is required to be disclosed under SEC proxy disclosure rule 14A, and

—	a consent by such person to be named in the proxy statement.

The selection of director nominees includes consideration of factors deemed appropriate by the Corporate Governance and Nominating Committee and the Board. We may engage a firm to assist in identifying, evaluating, and conducting due diligence on potential board nominees. Factors will include integrity, achievements, judgment, intelligence, personal character, any prior contact or relationship between a candidate and a current or former director or officer of the Company, the interplay of the candidate’s relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance and Nominating Committee will consider the candidate’s independence, as defined by the rules of the SEC and any securities exchange or the NASDAQ system on which our securities may then be listed. In connection with the selection, due consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences. Experience, knowledge, and skills to be represented on the Board include, among other considerations, financial expertise (including an “audit committee financial expert” within the meaning of the SEC’s rules), pharmaceutical expertise and/or medical knowledge and contacts, financing experience, strategic planning, business development, and community leadership.

Code of Ethics

We have adopted a Code of Conduct and Ethics that applies to all of employees, officers and members of our Board of Directors. We intend to make the Code of Conduct and Ethics available on our website at www.javelinpharmaceuticals.com. Printed copies are available upon request without charge. Any amendment to or waiver of the Code of Conduct and Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of the outstanding Common Stock to file with the SEC an initial report of ownership on Form 3 and changes in ownership on Forms 4 and 5. The reporting persons are also required to furnish us with copies of all forms they file. Based solely on our review of copies of Forms 3 and 4 received by us, we believe that each of our executive officers and directors timely filed all reports required to be filed in 2005 or with respect to transactions in 2005.

Stockholder Communications with the Board

Stockholders wishing to communicate with the Board of Directors may send correspondence directed to the Board, care of Douglas G. Watson, Chairman, 125 CambridgePark Drive, Cambridge, MA 02140. Mr. Watson will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. He will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Watson and will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate. Correspondence intended for our independent directors as a group should be addressed to us at the address above, Attention: Independent Directors.

REPORT OF THE AUDIT COMMITTEE

General

The Audit Committee of the Board is comprised of three non-employee Directors, each of whom has been determined by the Board to be “independent” under the meaning of Rule 10A-3(b)(1) under the Exchange Act. No member of this Committee is an audit committee financial expert within the meaning of Item 401(h) of SEC Regulation S-K. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the audit process, and internal controls. The Audit Committee operates pursuant to a written charter adopted by the Board. The current Audit Committee charter was included as Appendix A in the Intrac Proxy Statement, dated August 1, 2005, for the migratory merger. The Audit Committee is responsible for overseeing the corporate accounting and financing reporting practices, recommending the selection of the Company’s registered public accounting firm, reviewing the extent of non-audit services to be performed by the auditors, and reviewing the disclosures made in the Company’s periodic financial reports. The Audit Committee also reviews and recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

During 2005 and 2006, the Audit Committee (1) reviewed and discussed the audited financial statements for the year ended December 31, 2005 with Company management; (2) discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as may be modified or supplemented; and (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant its independence.

Based on the review and discussions referred to above, the Audit Committee had recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Accounting and Audit Matters

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. The Audit Committee has pre-approved the provision of audit and non-audit services by the independent registered public accounting firm for 2005 in accordance with its pre-approval policy. The pre-approval policy requires management to submit annually for approval to the Audit Committee a plan describing the scope of work and anticipated cost associated with each category of service. At each regular Audit committee meeting, management reports on services performed by PricewaterhouseCoopers LLP (“PwC”) and the fees paid or accrued through the end of the quarter preceding the meeting are discussed with management and representatives of PwC.

The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by PwC during those periods.

We have considered and determined that the provision of the non-audit services noted below is compatible with maintaining PwC’s independence.

	2005	2004
Audit Fees	$150,000	$84,893
Quarterly reviews	154,000	14,000
Merger, due diligence on Intrac	--	95,000
SEC filings	15,000	50,658
Total	$319,000	$244,551

The foregoing report has been furnished in May 2006 by the members of the Audit Committee, being:

Jackie M. Clegg, Chair
William P. Peters, M.D., Ph.D
Douglas G. Watson

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total return on our Common Stock to the cumulative return on The Russell 2000 Index and the RDG Small Cap Pharmaceutical Index since December 7, 2004. The performance graph is being shown only from December 7, 2004 because Intrac, the predecessor of Javelin, had been a “shell” corporation without operations and very limited trading of its common stock until the December 7, 2004 closing of the merger with IDDS, which had been a private company. The performance graph assumes reinvestment of dividends, where applicable.

STOCKHOLDER PROPOSAL

If you wish to have a proposal included in our proxy statement and form of proxy for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices on or before February 23, 2007. A proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC will not be included. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the Meeting other than the election of directors, the Authorized Stock Proposal and the 2005 Incentive Plan Proposal. Should any other matters be properly presented, it is intended that the enclosed proxy will be voted in accordance with the best judgment of the persons voting the proxies.

June 20, 2006	By Order of the Board of Directors David B. Bernstein, Secretary

EXHIBIT A

JAVELIN PHARMACEUTICALS, INC.

CHARTER FOR THE CORPORATE GOVERNANCE

AND NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS

1.    PURPOSE

The purpose of the Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors of Javelin Pharmaceuticals, Inc. (the “Company”) shall be to:

–	Review and make recommendations to the Board regarding matters concerning corporate governance;

–	Review the composition and evaluate the performance of the Board, recommend persons for election to the Board and evaluate director compensation;

–
Recommend and review the composition of committees of the Board and recommend persons to be members of such committees, and review and maintain compliance of committee membership with applicable regulatory requirements; and

–	Review conflicts of interest of members of the Board and corporate officers.

In addition, the Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

2.    MEMBERSHIPS AND ORGANIZATION

Composition. The Committee shall consist of at least three members of the Board, unless the Board determines otherwise. All members of the Committee shall be appointed by the Board. The members shall have no relationship to the Company or its affiliates that may interfere with the exercise of their independence. The Board may designate one member of the Committee as its Chair. The Committee may form and delegate authority to subcommittees when appropriate, provided that a subcommittee should consist of at least two members of the Committee.

Meetings. The Committee will meet at least once each year. However, the Committee may establish its own meeting schedule, which it will provide to the Board. Special meetings may be convened as required. The Committee, or its Chair, shall report to the Board on the results of these meetings. The Committee may invite to its meetings other directors, Company management and such other persons, as the Committee deems appropriate in order to carry out its responsibilities.

The Committee will maintain written minutes of its meetings. The minutes will be filed in the minute book of the Company.

A-1

3.    RESPONSIBILITIES AND DUTIES

The responsibilities and duties of the Committee shall include:

Corporate Governance Generally

–	Develop principles of corporate governance and recommend them to the Board for its consideration and approval;

–	Review annually the principles of corporate governance approved by the Board to ensure that they remain relevant and are being complied with; and

–
Oversee compliance by the Board and its committees with applicable laws and regulations, including, when applicable, the American Stock Exchange or the NASDAQ Rules, and regulations promulgated by the Securities and Exchange Commission.

Composition of the Board, Evaluation and Nominating Activities

–
Review the composition and size of the Board and determine the criteria for membership on the Board, including issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service, other directorships, and other commitments outside the Company;

–	Conduct an annual evaluation of the Board as a whole; and

–
Identify, consider and recommend candidates to fill new positions or vacancies on the Board, and review any candidates recommended by stockholders. In performing these duties, the Committee shall have the authority to retain any search firm to be used to identify candidates for the Board and shall have sole authority to approve the search firm’s fees and other retention terms.

Committees of the Board

–
Periodically review the composition of each committee of the Board and make recommendations to the Board for the creation of additional committees or the change in mandate or dissolution of committees; and

–	Recommend to the Board persons to be members of the various committees.

Conflicts of Interest

–	Review and monitor compliance with the Company’s Code of Business Conduct and Ethics, its Policy Statement Regarding Insider Trading and other policy statements from time to time in effect;

–	Recommend changes to the Company’s policies statements and also recommend new policy statements covering subjects that the Committee believes are necessary or appropriate;

–	Consider questions of possible conflicts of interest of members of the Board and of corporate officers; and

–	Review actual and potential conflicts of interest of members of the Board and corporate officers, and clear any involvement of such persons in matters that may involve a conflict of interest.

A-2

JAVELIN PHARMACEUTICALS, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 20, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of JAVELIN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated June 20, 2006, and hereby constitutes and appoints Daniel B. Carr and Fred H. Mermelstein, or either of them acting singly in the absence of the other, with full power of substitution in either of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of the Company’s Common Stock which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders to be held on July 20, 2006, and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

The undersigned hereby instructs said proxies or their substitutes:

1.	Elect as Directors the nominees listed below: FOR ALL NOMINEES ☐ WITHHELD FROM (Except as specified below) ALL NOMINEES ☐

(Instruction: to withhold authority to vote for any individual nominee or nominees, write that nominee’s or nominees’ name(s) in the space provided below)

MARTIN J. DRISCOLL            PETER M. KASH
NEIL W. FRANZRAICH            DOUGLAS G. WATSON

2.	Approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 200,000,000 shares.

FOR    ☐                  AGAINST    ☐                 ABSTAIN    ☐

3.	Approve an amendment to the Company's 2005 Omnibus Stock Incentive Plan to increase the number of shares of Common Stock underlying the awards thereunder to 7,500,000 shares.

FOR    ☐                  AGAINST    ☐                 ABSTAIN    ☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting, and any adjournment or adjournments thereof.

This Proxy when properly executed will be voted as directed. If no direction is indicated, this Proxy will be voted FOR the three proposals, including FOR all nominees listed above for Director.

Please sign, date and mail this proxy immediately in the enclosed envelope.

Name ______________________________________

Name (if joint)
___________________________________________

Date _____________, 2006

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope.